Exhibit 99.2

NAYAX LTD.

GLOBAL EQUITY INCENTIVE PLAN (2018)

As amended on May 4, 2021

Adopted: December 17, 2018

Nayax Ltd.

Global Equity Incentive Plan (2018)

As Amended on May 4, 2021

1.	Name And Purpose

1.1.              This plan, as amended from time to time, shall be known as the Nayax Ltd. Global Equity Incentive Plan (2018) (the “Plan”).

1.2.              The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to any Person determined by the Administrator and to promote the business of the Company and its Affiliates by providing such Persons with opportunities to receive Awards pursuant to the Plan and to strengthen the sense of common interest between such Persons and the Company’s shareholders.

1.3.              Awards granted under the Plan to Service Providers or other Persons in various jurisdictions may be subject to specific terms and conditions for such grants may be set forth in one or more separate appendices to the Plan, as may be approved by the Administrator from time to time.

2.	Definitions

2.1.              “Administrator” shall mean the Board of Directors or, if appointed, the Committee, provided, that, where the delegation of authority from the Board to the Committee is not permitted under the applicable law, then the Administrator shall be the Board and not a Committee thereof.

2.2.              “Affiliate” shall mean, with respect to any Person, (i) any other Person, directly or indirectly, controlling, controlled by or under common control with such Person, and (ii) any other Person determined by the Administrator. For purposes of this definition and the Plan, the term “control” (and correlative terms) shall mean the ability to direct the activity of a Person, and a Person shall be presumed to control another Person if he holds 10% or more of (1) the voting rights at a general meeting (or the equivalent governing body) of a Person; (2) the right to appoint directors (or the equivalent governing body) of a Person.

2.3.              “Appendix” shall mean any appendix to the Plan adopted by the Board containing country-specific or other special terms relating to Awards.

2.4.              “Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree, and the rules and regulations of any stock exchange or trading system on which the Shares are then traded or listed.

2.5.              “Articles” shall mean the Articles of Association of the Company, as amended from time to time.

2.6.              “Award” shall mean a grant under the Plan of Options, or the issuance of Shares or other equity-based awards, which is confirmed by an Award Agreement, and subject to the terms and conditions of such Award Agreement.

2.7.              “Award Agreement” shall mean a written instrument setting forth the terms applicable to a particular Award.

2.8.              “Board of Directors” or “Board” shall mean the board of directors of the Company.

2.9.              “Cause” shall, with regard to each specific Participant, have the same meaning ascribed to such term or a similar term in the Participant’s employment or other engagement agreement or other documents to which the Company or any of its Affiliates and the Participant are a party concerning the provision of services by the Participant to the Company or any of its Affiliates, or, in the absence of such an agreement or definition: (a) the indictment for a crime of moral turpitude; (b) any act of personal dishonesty by the Participant in connection with the Participant’s responsibilities to the Company or such other entities, including, but not limited to, theft, embezzlement, or self-dealing; (c) any breach (as determined by the Company in its sole discretion) by the Participant of his fiduciary duties to the Company or such other entities; (d) any material breach (as determined by the Company in its sole discretion) by the Participant of his non-compete or non-disclosure obligations or other restrictive covenants; (e) a material breach (as determined by the Company in its sole discretion) of the Participant’s employment or other engagement agreement which is not cured (if curable) within 7 days after receipt of written notice thereof; or (f) any other circumstances under which severance pay (or part of them) may be denied from the Participant upon termination of employment under applicable law.

2.10.          “Committee” shall mean a compensation committee or other committee as may be appointed and maintained by the Board of Directors, in its discretion, to administer the Plan, to the extent permissible under applicable law.

2.11.          “Companies Law” shall mean the Israeli Companies Law, 5759-1999, any rules and regulations promulgated thereunder, all as amended from time to time.

2.12.          “Company” shall mean Nayax Ltd., an Israeli Company, and its successors.

2.13.          “Consideration” shall mean with respect to outstanding Awards, the right to receive, for each Share subject to the Award immediately prior to the Transaction, the consideration (whether shares, cash, or other securities or property) received in the Transaction by holders of Shares of the Company for each Share held on the effective date of the Transaction, or any type of consideration determined by the Administrator, at its sole discretion, including a cashless exercise method.

2.14.          “Disability” shall have the meaning ascribed to such term or a similar term in the Participant’s employment or engagement agreement (where applicable), or in the absence of such a definition, the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Company because of the sickness or injury of the Participant for a consecutive period of 90 days or aggregate 120 days in any 12-month period.

2.15.          “Exercised Shares” shall mean Shares pursuant to the exercise of Options or grant or vesting of an Award (including, for the removal of a doubt, any Shares issued on account of the Exercised Shares in accordance with the provisions of Section 10.1).

2.16.          “Fair Market Value” shall mean, as of any date, the value of Shares, determined as follows:

(i)	The closing sale price for such ordinary shares, as quoted on TASE for the last trading day prior to the filing of a notice of exercise by the Participant to the Company;

If the Company's shares are no longer listed for trade on TASE, the Fair Market Value shall be determined in good faith by the Board.

2.17.          “IPO” shall mean an initial offering of the Company’s Shares to the public.

2.18.          “Liquidation” shall mean the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

2.19.          “Options” shall mean options to purchase Shares awarded under the Plan.

2.20.          “Participant” shall mean a recipient of an Award hereunder who executes an Award Agreement.

2.21.          “Person” shall mean any individual, corporation, partnership, company, estate, trust, association or other organization or entity.

2.22.          “Securities Law” means the Israeli Securities Law, 1968, in its current wording and as updated from time to time, as well as any regulation or order that has been enacted or published by virtue of it.

2.23.          “Service Provider” shall mean an employee, director, office holder, consultant, or any other Person providing services to the Company or any of its Affiliates.

2.24.          “Shares” shall mean Ordinary Shares of the Company, as defined in the Articles.

2.25.          “Trading Day” means a trading day on TASE.

2.26.          “TASE” means Tel-Aviv Stock Exchange Ltd.

2.27.          “Transaction” shall mean a “Deemed Liquidation Event” or any other similar term that is defined in the Articles, and in the absence of such definition, each of the following events: (i) any merger, reorganization or consolidation of the Company with or into another incorporated Person, or the acquisition of shares in the Company by another Person by means of any transaction or series of related transactions, except for a bone-fide investment in the Company or any such acquisition, merger, reorganization or consolidation in which the issued shares of the Company as of immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such acquisition, merger, reorganization, or consolidation, at least a majority, by voting power, of the outstanding shares of the surviving or acquiring or incorporated Person, as the case may be; or (ii) a sale or other disposition of all or substantially all of the shares or assets of the Company (including, for this purpose, a conveyance, sale or disposition, or a license of all or substantially all of the intellectual property rights of the Company, which has the effect or economic impact similar to a sale of all or substantially all of the intellectual property rights of the Company), in a single transaction or a series of related transactions; or (iii) Any other transaction or set of circumstances that is determined by the Board, in its discretion, to be a transaction having a similar or comparable effect. Subject to specific confirmation of the Board, the definition may also include any purchase by a current shareholder of the Company (whether directly or indirectly) of all of the share capital of the Company not owned by such shareholder or its Affiliates immediately prior to the acquisition.

2.28.          “Transfer” shall mean any attachment, sale, transfer, assignment, pledge, hypothecate, encumbrance, charge or other form of disposition.

3.	Administration of the Plan

3.1.              The Plan will be approved by the Board and be further administered by the Administrator. If the Administrator is a Committee, such Committee will consist of such number of members of the Board of Directors as may be determined from time to time by the Board of Directors. The Board of Directors shall appoint such members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused.

3.2.              Subject to the general terms and conditions of the Plan, and in particular Section 3.3 below, and subject to the provisions of Applicable Law, the Administrator shall have full authority in its discretion, from time to time and at any time, to, inter alia, (i) designate Participants, (ii) determine the type and number of equity based awards (Options, Shares or other equity based awards) to be covered by each Award, (iii) determine the time or times at which the Award shall be granted, (iv) determine the vesting schedule and other terms and conditions applying to Awards, including acceleration provisions, (v) determine the form(s) of written agreements applying to Awards, and (vi) determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan and the granting of Awards. The Board of Directors may at any time exercise any powers of the Administrator, notwithstanding the fact that a Committee has been appointed.

3.3.              The Administrator shall have the authority to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto). The interpretation and construction by the Administrator of any provision of the Plan or of any Award hereunder shall be final and conclusive. In the event that the Board appoints a Committee, the interpretation and construction by the Committee of any provision of the Plan or of any Award hereunder shall be conclusive unless otherwise determined by the Board of Directors.

3.4.              The Administrator shall have the authority to perform all acts, as it shall, from time to time, deem advisable in connection with the Plan, any Award issued under the Plan and their implementation and to otherwise supervise the administration of the Plan. The Administrator may correct any defector omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan, as further detailed in this Plan.

3.5.              Without limiting the generality of the foregoing, the Board may adopt special appendices and/or guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions, to comply with applicable laws, regulations, or accounting, listing or other rules with respect to such domestic or foreign jurisdictions. The aforementioned authority of the Board with respect to the approval of the Plan and of the Administrator with respect to the further administration of the Plan shall also apply with respect to any related Appendix.

3.6.              All grants of Award pursuant to this Plan shall be authorized and implemented in accordance with the provisions of Applicable Law, including, for the avoidance of doubt, the TASE rules, the Securities Law and the Companies Law. The Company shall perform the actions required in order to obtain all required approvals, including the approval of TASE for the listing of the Shares for trading.

4.             Eligible Participants. Subject to any restriction imposed by the applicable law, Awards may be granted to any Service Provider or any other Person who may be eligible, under the applicable law and in the discretion of the Administrator, for being granted with Awards. The grant of an Award to a Participant hereunder shall neither entitle such Participant to receive an additional Award or participate in other incentive plans of the Company, nor disqualify such Participant from receiving an additional Award or participating in other incentive plans of the Company.

5.             Reserved Shares. The Company shall determine the number of Shares reserved hereunder from time to time, and such number may be increased or decreased by the Company from time to time. Any Shares under the Plan, in respect of which the right hereunder of a Participant to purchase and/or receive such shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant as Awards under the Plan. Any Shares that remain unissued and are not subject to Awards upon the termination of the Plan shall cease to be reserved for purposes of the Plan. Until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

6.             Award Agreement

6.1.              The Administrator, in its discretion, may award to Participants Awards available under the Plan. The terms of the Award will be set forth in the Award Agreement. The date of grant of each Award shall be the date of approval of the Award by the Administrator, unless otherwise required under Applicable Law (the “Date of Grant”).

6.2.              The Award Agreement shall state, inter alia, the number of Awards covered thereby, the type of Award, the vesting schedule, and any special terms applying to such Award (if any), including the terms of any country-specific or other applicable Appendix, as determined by the Administrator.

6.3.              A Participant shall not have any rights with respect to such Award, unless and until such Participant has timely and duly delivered to the Company a fully executed copy of the Award Agreement evidencing the Award and has otherwise complied with the applicable terms and conditions of such Award.

6.4.              The Administrator may condition the grant or vesting of Awards covered under an Award Agreement (whether Options, Shares or otherwise) upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion.

7.             Exercise of Options

7.1.              Awards for Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan, any applicable Appendix and the respective Award Agreement, as shall be further specified in the Award Agreement (including, for the removal of a doubt, the completion of the relevant vesting period).

7.2.              The exercise price for each Share to be issued upon exercise of an Option (the “Purchase Price”) shall be such price as is determined by the Administrator in its discretion and set forth in the relevant Award Agreement, provided that the Purchase Price per Share is not less than the nominal value (if any) of each Share, and subject to any Applicable Law.

7.3.              An Option, or any part thereof, shall be exercisable by the Participant signing and returning to the Company at its principal office, a “Notice of Exercise” in such form and substance as may be prescribed by the Administrator from time to time, together with full payment of the Purchase Price for the Shares underlying such Option, and the execution and delivery of any other document required pursuant to the applicable Award Agreement.

7.4.              Each payment for Shares under an Option shall be in respect of a whole number of Shares, shall be effected in cash or such other method of payment acceptable to the Company as determined by the Administrator (including a cashless exercise mechanism, as provided below), and shall be accompanied by a notice stating the number of Shares being paid for thereby. The Administrator shall have the authority to postpone the date of payment on such terms as it may determine.

7.5.              If, and only to the extent, approved by the Administrator in its sole discretion, then, an exercise of part or all of vested Options through a “cashless exercise method” will be deemed as a method of payment that is acceptable to the Company, and accordingly, a Participant will be able to receive, pursuant to the exercise of the Options, only the number of Shares representing the benefit component in the Options, based on the formula below. For the avoidance of a doubt, according to this exercise method, the Participant will not actually pay the full amount of Purchase Price which is used only for calculating the benefit component.

X =	Y(A – B)
A

X = the number of Exercised Shares to be issued to the Participant;

Y = the aggregate number of vested and exercisable Options that the Participant wishes to exercise into Shares;

A = the aggregate Fair Market Value, at the date of exercise, of the Shares issuable under the Options covered under Y above;

B = the aggregate Purchase Price of the Options being exercised under Y above.

The exercise of Options under this Section and the tax amounts payable for the sale of issued Shares shall be subject to the provisions of any tax ruling of ITA received by the Company applicable to the cashless exercise method.

7.6.              No fractional Ordinary Shares shall be issued in connection with a cashless exercise method hereunder (the number of Exercised Shares shall be rounded down to the nearest whole number), as further detailed in section 7.11 below, but the Administrator may resolve (without any obligation on its part) that in lieu of such fractional Shares, the Company shall make cash payment therefor upon the basis of the Fair Market Value of such Shares. At the discretion of the Administrator, any combination of the methods of payment permitted by any paragraph of this Section 7.

7.7.              Until the Shares are duly issued, and even if a “Notice of Exercise” was given with respect to an Option and the Shares covered thereby, a Participant shall not be deemed as a shareholder of the Company and shall have no right to vote or right to receive dividends or any other rights as a shareholder with respect to such Shares. The Company shall issue (or cause to be issued) the Shares covered by an Option promptly after the Option is duly exercised.

7.8.              No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 9 of this Plan or otherwise expressly determined by the Administrator and set forth in the Award Agreement. No Shares shall be issued until payment has been made or provided for, as provided herein. For the avoidance of any doubt, the Participants shall not be deemed for any purpose whatsoever to be shareholders of the Company before the exercise of the Options granted to them and the issuance of the Shares and shall have no rights or privileges as shareholders of the Company, nor shall they be deemed to be a class of shareholders, or creditors, of the Company for purpose of, inter alia, the operation of sections 341, 350 and 351 of the Companies Law and the approvals thereunder.

7.9.              Notwithstanding the foregoing, and subject to the provisions of the Articles and the guidelines of the TASE, as they will be from time to time, as long as the Company's shares are listed for trading on the TASE, an Award may be exercised only on a Trading Day, provided that an Award may not be exercised on the effective date (as such term is defined under the TASE rules) for dividend distribution, distribution of benefit shares, rights offer, capital consolidation, capital splitting or capital reduction (each: a "Corporate Event") or the ex-day determined by TASE for the purpose of the Corporate Event, in the event the ex-day is prior to the effective date. Exercise notices that will be received on a day on which it is not possible to exercise Awards, shall be carried out on the next Trading Day on which options can be exercised.

7.10.          The Administrator may designate certain periods with respect to all or certain groups of Participants and/or with respect to certain types of Awards, during which the vesting and/or exercise of Awards and/or sale of Shares shall be restricted or prohibited, including without limitation, in order to comply with applicable laws in any relevant jurisdiction and rules of TASE. During such blackout periods, Participants will not be able to exercise the Options (or other Awards, if applicable) and/or receive and/or sell the Shares held by or on behalf of the Participants and the Company shall not bear any liability to Participants for any claim, loss or liability that may result from such restrictions.

7.11.          Fractions. An Option may not be converted into a fraction of a Share. In lieu of issuing fractional Shares, on the vesting of a fraction of an Option, the Company shall convert any such fraction of an Option, which represents a right to receive 0.5 or more of a Share, to one Share and shall add any such fraction of an Option, which represents a right to receive less than 0.5 of a Share to the remaining amount of Options.

7.12.          Rights as Shareholder. Except as provided in this Plan and as otherwise determined by the Administrator and set forth in the Award Agreement, the Participant shall have, with respect to the Exercised Shares all of the rights of a holder of Shares including, without limitation, the right to receive any dividends and the right to vote, subject however, to any restriction or other limitation set forth in this Plan, the applicable Appendix and/or any other restriction stipulated in the Award Agreement and/or the Articles.

8.	Termination of Relationship as Service Provider

8.1.              Effect of Termination; Exercise after Termination. Except as explicitly provided herein and/or in a respective Award Agreement, any unvested Awards as of the Date of Termination shall terminate on the Date of Termination, and the Shares covered by the unvested portion of the Award shall revert to the Plan, including as further provided herein. For purposes of the Plan and any Award or Award Agreement, and unless otherwise set forth in the relevant Award Agreement, the “Date of Termination” (whether for Cause or otherwise) shall be the effective date of termination (i.e., last day) of the Participant’s employment or engagement or directorship as a Service Provider.

8.2.              Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence (except, for the avoidance of doubt, periods of legally protected leave of absence pursuant to Applicable Law).

8.3.              Change of Status. A Participant shall not cease to be considered a Service Provider in the event of any (a) leave of absence approved by the Company or its Affiliates, provided, that, such leave of absence was approved by the entity with whom the Participant is engaged with, or pursuant to applicable law; or (b) transfers between locations of the Company and/or its Affiliates or between the Company and its Affiliates; or (c) changes in status (employee to director, employee to consultant, etc.), although such change may affect the specific terms applying to the Participant’s Award.

8.4.              Unless otherwise determined by the Administrator, if a Participant ceases to be a Service Provider, such Participant may exercise its outstanding Options within such period of time as is specified in the Award Agreement or the Plan to the extent that the Options are vested on the Date of Termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement or in Section 14 below, as applicable). If, after termination, the Participant does not exercise the vested Options within the time specified in the Award Agreement or the Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. In the absence of a provision specifying otherwise in the relevant Award Agreement or unless otherwise resolved by the Administrator, then:

8.4.1.        In the event that the Participant ceases to be a Service Provider for any reason other than termination for Cause or Disability or death, then the Options which are vested on the Date of Termination shall remain exercisable until the earlier of: (a) a period of 45 days from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 14.

8.4.2.        In the event that the Participant ceases to be a Service Provider due to an event which constitutes Cause, then all Options will terminate immediately upon the Date of Termination, such that the unvested portion of the Options will not vest, and the vested portion of the Options will no longer be exercisable.

8.4.3.        For the purposes of this Plan, a Participant shall be deemed to have been terminated for Cause, regardless of the actual reason for termination of employment or services, if prior to the Date of Termination and/or within 45 days of the Date of Termination, the Company determines that the Participant has engaged in activity (either prior to or following the Date of Termination, as applicable) that would have been grounds for termination for Cause as defined herein. In the event that the Participant ceases to be a Service Provider as a result of Participant’s Disability, then the vested Options shall remain exercisable until the earlier of: (a) a period of 90 days from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 14.

8.4.4.        In the event that the Participant dies while being a Service Provider, the vested Options shall remain exercisable by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance until the earlier of: (a) a period of 12 months following the Participant’s date of death; or (b) expiration of the term of the Option as set forth in Section 14.

8.4.5.        In the event in which the exercise of Options is prohibited under Applicable Law or the TASE rules, the periods included above shall be extended by the number of days during which exercise was prohibited.

9.	Adjustments

Upon the occurrence of any of the following described events, a Participant’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

9.1.              Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each outstanding Award (where applicable, the Purchase Price), shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. For such purpose, the conversion of any convertible securities of the Company or the change of conversion price (including in connection with anti-dilution protection) shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator at its sole discretion, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

9.2.              Adjustment Due to Distribution of Bonus Shares. should the Company distribute bonus shares, the rights of the Participants shall be maintained, so that the number of the Shares underlying the Options that a Participant will be entitled to upon exercise, shall increase in the number of Shares of the same type that the Participant had been entitled to as if he had exercised the option by the last Trading Day prior to the record day for the distribution of bonus shares. The exercise price of each option shall not change as a result of the addition of such shares. Fractions of shares shall be dealt with in accordance with the provisions of Section 7.11 above.

9.3.              Adjustment Due to Distribution of Rights. Should the Company offer its shareholders the rights to purchase securities, the number of the Shares underlying the Options shall be adjusted to reflect the benefit component in the rights issue, as expressed by the ratio of the shares closing price on the last Trading Day prior to the "Ex-day" date in relation to the rights, and the base rate of the shares "Ex-Rights". For the avoidance of doubt, the adjustment shall not apply if the Shares are not publicly traded. The above adjustment mechanism may be amended by the Board in accordance with the requirements or customary mechanism implemented on TASE.

9.4.              Adjustment Due to Payment of Cash Dividend. The Purchase Price of Options granted under this Plan shall be subject to adjustment upon any cash dividend distribution by the Company. The Purchase Price of such Options shall be reduced by the dividend amount paid in respect to one Share, as determined and calculated by the Board. Despite the aforementioned, in no event shall such reduction cause the Purchase Price to be less than par value. In addition, the implementation of such adjustment shall be conditioned upon the receipt of a tax ruling from the Israeli Tax Authority. The mechanism for adjustment of the Purchase Price in cases of payment of a cash dividend may be amended by the Board in accordance with the requirements or customary mechanism implemented on TASE.

9.5.              Transactions. In the case of a Transaction, the outstanding (including the unexercised, vested, unvested or restricted in any manner) portion of each outstanding Award shall be assumed or substituted with an equivalent Award or the right to receive Consideration from the acquiring or successor corporation or an Affiliate thereof, as shall be determined by such entity and/or the Administrator, subject to the terms hereof. For the purposes of this paragraph, the Award shall be considered assumed or substituted if, following such Transaction, the Participant receives the right to purchase or receive, for each Share subject to the Award immediately prior to the Transaction, the Consideration (whether in shares, stocks, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if holders were offered a choice of Consideration, the type of Consideration chosen by the holders of a majority of the outstanding Shares), provided, however, that if such Consideration received in the Transaction is not solely ordinary shares of the successor corporation or its parent or subsidiary thereof, the Administrator may, with the consent of the successor corporation, provide for each Participant to receive solely ordinary shares of the successor company or its parent or subsidiary thereof that is equal in Fair Market Value to the per share Consideration received by holders of Shares in the Transaction. In the event that the successor corporation or any Affiliate thereof does not provide for such an assumption and/or substitution of outstanding Awards and/or the provision of Consideration for outstanding Awards, then the Administrator shall have sole and absolute discretion to determine the effect of the Transaction on the portion of Awards outstanding immediately prior to the effective time of the Transaction, which may include any one or more of the following, whether in a manner equitable or not among individual Participants or groups of Participants: (i) all or a portion of the outstanding Awards shall become exercisable in full on a date no later than 2 days prior to the date of consummation of the Transaction, or on another date and/or dates or at an event and/or events as the Administrator shall determine at its sole and absolute discretion, provided that unless otherwise determined by the Administrator, the exercise and/or vesting of all Awards that otherwise would not have been exercisable and/or vested in the absence of a Transaction, shall be contingent upon the actual consummation of the Transaction; and/or (ii) that all or a portion or certain categories of the outstanding Awards shall be cancelled upon the actual consummation of the Transaction, and instead the holders thereof will receive Consideration, or no consideration, in the amount and under the terms determined by the Administrator at it sole and absolute discretion; and/or (iii) that an adjustment or interpretation of the terms of the Awards shall be made in order to facilitate the Transaction and/or otherwise as required in context of the Transaction. In any event, any vested Awards not exercised by the date determined above by the Administrator (the “Cut-Off Date”), and any un-vested Award on such Cut-Off Date, shall immediately terminate and no longer be exercisable by the Participant as of the Cut-Off Date, unless otherwise determined by the Administrator. For the avoidance of a doubt (and, if required for it to have effect, notwithstanding anything herein to the contrary), if prior to the completion of the IPO, a Transaction is consummated and pursuant to which all or substantially all of the Shares of the Company are sold, or exchanged for securities of another entity, then each Participant shall be obligated to sell or exchange, as the case may be, any Awards (including Shares issued pursuant to the exercise thereof) such Participant received/purchased under this Plan (in accordance with the value of the Participant’s securities pursuant to the terms of the Transaction or as shall be determined by the Administrator), and perform any action and/or execute any document necessary or desired in order to effectuate such Transaction, all in accordance with the instructions issued by the Administrator in connection with the Transaction, whose determination shall be final. The Proxy (as defined below) includes an authorization of the Proxy Holder (as defined below) to sign, by and on behalf of any Participant, such documents and agreements as are required to affect the sale of Awards (Options, Shares or otherwise) in connection with such Transaction.

9.6.              Liquidation. In the event of Liquidation, the Administrator shall have sole and absolute discretion to determine the effect of the Liquidation on the outstanding unexercised, unvested or restricted portion of Awards, which may include the acceleration or cancelation of all or a portion of the unexercised, unvested or restricted portion of the outstanding Awards.

9.7.              Cancelation of Awards. In the event that the Administrator determines in its discretion that, in the context of a Transaction or Liquidation, certain Awards have no monetary value and thus do not entitle the holders of such Awards to any consideration under the terms of the Transaction or Liquidation, the Administrator may determine that such Awards shall terminate effective as of the effective date of the Transaction, or upon determination of the Administrator in the event of Liquidation. Without limiting the generality of the foregoing, the Administrator may provide for the termination of any Award, effective as of the effective date of the Transaction or Liquidation, that has a Purchase Price that is greater than the per share Fair Market Value at the time of such Transaction or Liquidation, without any consideration to the holder thereof.

9.8.              Administrator’s Authority. The Administrator’s authority to make determinations, adjustments and clarifications in connection with the treatment of Awards shall be interpreted as widely as possible, to allow the Administrator maximal power and flexibility to interpret and implement the provisions of the Plan, including in the event of a recapitalization, Transaction or Liquidation. Without derogating from the generality of the foregoing, the Administrator shall have the authority, at its sole discretion, to change the vesting schedule of Awards, accelerate Awards, and determine that the treatment of Awards, whether vested or unvested, in a Transaction or Liquidation may differ among individual Participants or groups of Participants, provided that the overall economic impact of the different approaches determined by the Administrator shall be substantively equivalent as of the date of the closing of the Transaction or the effective date of Liquidation. The above shall not derogate from specific arrangements provided in the Plan.

9.9.              Any adjustment according to this Section shall be subject to the receipt of a tax ruling or approval from the tax authorities, if and as necessary.

9.10.          De-Listing of the Shares. In the event of delisting of the Company's ordinary shares from trading on TASE, the Board shall have the authority, at its discretion, to determine the adjustments which shall be made as it shall deem in good faith to be appropriate including applying bring along provisions in cases of change of control transactions, requiring Participants to sign proxies regarding the voting of their shares according to the proportions of the other shareholders of the Company and amending the plan to include repurchase rights by the Company in cases of termination in which the Company shall repurchase the shares for the exercise price paid by the Participant.

10.	Non-Transferability of Awards

10.1.          No Option (or any right therein) may be Transferred, other than by will or by the laws of descent and distribution or unless otherwise required under applicable law; and during the Participant’s lifetime, an Option may be exercised only by such Participant.

10.2.          It is hereby agreed that until such time as the Shares are registered for trade to the public, a Participant shall not be permitted to Transfer any Shares, and/or any legal or beneficial interest therein (therein, including, without limitation or derogating from the generality of the aforementioned: (i) an option or a contingent commitment regarding any of the aforementioned actions; (ii) any right with respect to any rights attached to the Shares (e.g., rights to dividends, rights to receive any amounts in any Transaction or voting right, rights to purchase equity securities offered as part of any right of first refusal or preemptive right), in any way to one or more third parties other than with the prior approval of the Board of Directors, which approval shall not be unreasonably withheld or delayed (but without derogating from any other approval that may be required), and/or in accordance with applicable law, and in any event, subject to any special forfeiture conditions, rights of repurchase, rights of first refusal and other Transfer restrictions as may be set forth in the Articles, as in effect from time to time, and/or the Award Agreement.

10.3.          Shares for which full payment has not been made, if applicable, may not be assigned, Transferred, other than by will or laws of descent and distribution.

10.4.          For avoidance of doubt, the foregoing shall not be deemed to restrict the Transfer of a Participant’s rights in respect of Awards (including Shares purchasable pursuant to the exercise of an Option), upon the death of such Participant to such Participant’s estate or other successors by operation of law or will, and as may otherwise be determined by the Administrator or as otherwise required under applicable law.

10.5.          The exercise Shares shall be subject to restrictions pursuant to the Securities Law and the regulations promulgated thereunder, insofar as the company is listed for trading on the TASE on the date of exercise of Options into Shares.

10.6.          The Company need not register any transfer of Shares not made in accordance with the provisions of this Plan, the Company's Articles and any Applicable Law.

11.	Term and Amendment of the Plan

11.1.          The Plan shall expire on the date which is 7 years from the date of its adoption by the Board of Directors. To avoid doubt, the expiration of the Plan will not affect the validity of Awards granted prior to such expiration date.

11.2.          Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement), or suspend or terminate it entirely, retroactively or otherwise, or amend the terms of any Award theretofore granted, prospectively or retroactively; provided, however, that, except (a) to correct obvious drafting errors or as otherwise required by law, or (b) as specifically provided herein, no such amendment, suspension, or termination of the Plan, or amendment of any Award, or other action by the Board, shall reduce the rights of any Participant with respect to vested Awards, without the Participant’s consent.

12.          Term of Option. Unless otherwise explicitly provided in an Award Agreement, if any Option, or any part thereof, has not been duly exercised (including where the Shares covered thereby not paid for) within 7 years after the Date of Grant of such Option, as set forth in the Award Agreement, such Option, or such part thereof, and the right to acquire such Shares shall terminate, all interests and rights of the Participant in and to the same shall expire, and, in the event that in connection therewith any Shares are held in trust as aforesaid, such trust shall expire.

13.          No Continuance of Engagement. For the avoidance of a doubt, neither the Plan nor any grant of Awards to a Participant shall impose any obligation on the Company or any Affiliate thereof, to continue the employment or engagement of any Participant as a Service Provider, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve as a Service Provider of the Company or of any Affiliate thereof or restrict the right of the Company or of any Affiliate thereof, as the case may be, to terminate such employment or engagement at any time. The Options, the underlying Shares or the Awards are extraordinary, one- time benefits granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under any Applicable Law.

14.          Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to Awards granted under the Plan will be used for general corporate purposes of the Company or of any Affiliate or related company thereof.

15.          Taxes

15.1.          Any tax consequences arising from the grant, vesting or exercise of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or any applicable trustee, if and as applicable, shall be entitled to withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant agrees (by executing the Award Agreement) to indemnify the Company and its Affiliates and/or any of their representatives and/or officers and/or directors and/or any applicable trustee, if and as applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company and any of its Affiliates may make any such provisions and take any such steps as they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or securities issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; and/or (ii) requiring the Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares; and/or (iii) by causing the exercise and sale of any Awards or Shares held by on behalf of the Participant to cover such liability, up to the amount required to satisfy the statutory withholding requirements. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules. For the removal of a doubt, the Company and/or any Affiliate thereof have no obligation to act to reduce any potential or actual tax liability relating to any Award.

15.2.          The receipt of an Award and/or the acquisition of Shares issued upon the exercise of the Awards may result in tax consequences. The description of tax consequences set forth in the Plan or any Appendix does not purport to be complete, up to date or to take into account any special circumstances relating to a Participant.

15.3.          For the removal of a doubt, the Company shall not be required to issue or release any Share or share certificate representing such Shares to a Participant until all required payments have been fully made.

15.4.          THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING ANY AWARD IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES.

16.          Market Stand-Off. If so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the securities laws of any jurisdiction, the Participant shall not sell or otherwise transfer any Shares or other securities of the Company during a 180-day period or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company and/or requested by the Company (the “Market Standoff Period”) following the effective date of registration statement of the Company filed under such securities laws. The Company may require the Participant to execute a form of undertaking to this effect or impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

17.	Conditions Upon Issuance of Shares

17.1.          Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or with respect to any other Award unless the exercise of such Option or grant of such Award and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.2.          Legend. In addition to any legend required by the Plan, the certificates for such Shares may include any legend which the Administrator deems appropriate to reflect any applicable restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such share transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of any relevant securities authority, any stock exchange upon which the Shares are then listed or any national securities association system upon whose system the Shares are then quoted, any applicable securities law, and any applicable corporate law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Proxy. The Company, at its sole discretion, may require that as a condition of grant of an Award, exercise of an Option or otherwise the issuance of Shares, the Participant will be required to grant an irrevocable proxy and power of attorney (“Proxy”) to any appropriate Person designated by the Company (the “Proxy Holder”), to vote all Shares obtained by the Participant pursuant to an Award at all general meetings of Company, and to sign all written resolutions, waivers, consents etc. of the shareholders of the Company on behalf of the Participant, including the right to waive on behalf of the Participant all minimum notice requirements for meetings of shareholders of the Company, and to otherwise exercise every right, power and authority with respect to the Shares as shall be detailed in the Proxy. Such Proxy shall remain in effect in accordance with its terms, and by default, until the consummation of an IPO, and shall be irrevocable as the rights of third parties, including investors in the Company, depend upon such Proxy. The Proxy shall be personal to the Participant and shall not survive the transfer of the Participant’s Shares to a third-party transferee; provided, however, that upon a transfer of the Participant’s Shares to such a transferee (subject to the terms and conditions of the Plan concerning any such transfer), the transferee may be required to grant an irrevocable Proxy to such appropriate Person as the Company, in giving its approval to the transfer, so requires. The Proxy may be included in the Award Agreement of each Participant or otherwise as the Administrator determines. If contained in the Award Agreement, no further document shall be required to implement such Proxy, and the signature of the Participant on the Award Agreement shall indicate approval of the Proxy thereby granted. The Proxy Holder, as between himself and the Company, shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Proxy unless arising out of his own fraud, bad faith or gross negligence, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the holder of the Proxy may have as a director, officer or otherwise under the Company’s Articles or any agreement, any vote of shareholders or directors, insurance policy or otherwise

18.          Governing Law & Jurisdiction. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of the Tel Aviv district, Israel, shall have sole and exclusive jurisdiction in any matters pertaining to this Plan and any Award effected hereunder unless specifically determined otherwise by the Administrator. It is hereby clarified that the consummation of some of the processes herein may be subject to a specific prior-approval (ruling) from the relevant authorities, including, without limitation, any process of repricing, repurchase of Shares pursuant to “put” and “call” mechanisms, acceleration of vesting, cashless/net exercise and adjustments to the Purchase Price, whether pursuant to a distribution of dividend or changes in the Company’s capital structure.

19.               Multiple Agreements. The terms of each Award may differ from other Awards granted under this Plan at the same time, or at any other time. The Board of Directors may also grant more than one Award and/or types of Awards to a given Participant during the term of this Plan, either in addition to, or in substitution for, one or more Awards (or types thereof) previously granted to that Participant.

20.               Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary herein, the terms and conditions of this Plan may be adjusted with respect to a particular country by means of adopting an Appendix, and to the extent that the terms and conditions set forth in the Appendix conflict with any provisions of this Plan, the provisions of the applicable Appendix shall govern (but without derogating from any restriction on the transfer of Awards, as set forth in the Plan). Terms and conditions set forth in an Appendix shall apply only to Awards issued to Participant under the jurisdiction of the specific country that is subject of the Appendix and shall not apply to Awards issued to any other Participant. The adoption of any such Appendix shall be subject to the approval of the Board and/or the shareholders of the Company.

21.               Miscellaneous. Whenever applicable in the Plan, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires. The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference. Words such as “herein”, “hereof”, “hereto”, “hereinafter”, “hereby”, and “hereinabove” when used in the Plan refer to the Plan as a whole, including any applicable Appendices, unless otherwise required by context.

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